Exhibit 10.1

SoundThinking, Inc.

Amended and Restated Nonemployee Director Compensation Policy

Adopted by the Compensation and Human Capital Committee: June 27, 2024

1.
General

This SoundThinking, Inc. Amended and Restated Nonemployee Director Compensation Policy (as amended and restated, the “Policy”) is designed to provide for the compensation of each member of the board of directors (the “Board”) of SoundThinking, Inc. (the “Company”) who is not an employee of the Company or any of its subsidiaries (each, a “Nonemployee Director”). The Policy is effective as of June 27, 2024 and will continue in effect until its termination by the Board. The Policy replaces and supersedes any and all compensation policies or programs previously established or maintained by the Company with respect to Nonemployee Directors; provided, however, that any options or restricted stock units (“RSUs”) outstanding on such effective date shall not be affected by the Policy and shall continue to be governed by the grant notice, agreement and equity incentive plan relating to such options or RSUs.

2.
Administration

The Board, or any committee to whom the Board delegates the requisite authority, will administer the Policy. The Board (or such committee) will have the sole discretion and authority to administer, interpret, amend and terminate the Policy, and the decisions of the Board (or such committee) will be final and binding on all persons having an interest in the Policy.

3.
Eligibility

Each Nonemployee Director will be eligible to receive the compensation set forth in the Policy in accordance with the terms of the Policy. Such compensation will be paid or granted, as applicable, automatically and without further action of the Board or any Board committee to each Nonemployee Director.

4.
Annual Cash Compensation

(a) Cash Retainers. Each Nonemployee Director is eligible to receive cash retainers at the applicable rates set forth in the following table for each full year of service as (i) a chairperson and/or member of the Board and (ii) a chairperson of a committee of the Board (“Committee”):

Role		Annual Retainer Rate
Board	Chair	$65,000
	Member (not Chair)	$40,000
Audit Committee	Chair	$20,000
	Member (not Chair)	$10,000
Compensation and Human Capital Committee	Chair	$10,000
	Member (not Chair)	$5,000
Nominating and Corporate Governance Committee	Chair	$7,500
	Member (not Chair)	$3,000

Each Nonemployee Director will be eligible to receive each type of retainer set forth in the table above that is applicable to such Nonemployee Director. Retainer payments will be made quarterly in arrears on or before the last business day of each calendar quarter (or such later date as may be provided in a valid Deferral Election (as defined in Section 6 below)) and will be pro-rated for partial quarters of service based on the number of days served in the quarter divided by the number of days in the quarter.

(b) Ability to Take Cash Compensation as RSUs.

(i) Election. Prior to the start of each fiscal year, each Nonemployee Director may elect to receive 100% of the annual cash compensation set forth in Section 4(a) for that next fiscal year as RSUs under the Company’s 2017 Equity Incentive Plan or any successor plan (the “Plan”). Any RSU grant made pursuant to this clause (i) is referred to herein as an “Optional RSU Grant”. A Nonemployee Director may only make an election to receive an Optional RSU Grant when, at the time of such election, the Company is not in a quarterly or special blackout period and the Nonemployee Director is not aware of any material non-public information. Any election to receive an Optional RSU Grant must be submitted to the Company’s Chief Financial Officer in writing and will be irrevocable for the applicable fiscal year, and will be subject to such rules, conditions and procedures as shall be determined by the Board or the Compensation and Human Capital Committee, in its sole discretion. Each Optional RSU Grant will be subject to the terms of this Section 4(b), the Plan, and the applicable award agreement in the form adopted from time to time by the Board or its Compensation and Human Capital Committee.

(ii) Number of Shares Subject to Optional RSU Grant. The number of shares underlying an Optional RSU Grant for each applicable quarter will be equal to (x) the aggregate cash compensation for such calendar quarter, as applicable (each, a “Retainer Quarter”), as determined pursuant to Section 4(a) above divided by (y) the closing price of the Company’s common stock on the date that is two trading days following the public dissemination of the Company’s financial results for the prior fiscal quarter (the “Price Determination Date”), rounded down to the nearest whole share; provided, however, that the number of shares subject to any Optional RSU Grant may be reduced to the extent necessary to ensure that the Company’s compensation of Nonemployee Directors does not exceed the limit set forth in Section 3(e) of the Plan. For example, if the Retainer Quarter is the fourth quarter of the Company’s fiscal year, the number of shares will be determined based on the closing price of the Company’s common stock on the date that is two trading days following the public dissemination of the Company’s financial results for the third quarter. “Trading day” means a day on which the Nasdaq Stock Market is open for trading.

(iii) Grant Date. The grant date for an Optional RSU Grant will be the Price Determination Date.

(iii) Vesting. Each Optional RSU Grant will vest on the last trading day of the applicable fiscal quarter during which it was granted, provided in each case that the holder remains a Nonemployee Director on such vesting date. In addition, if a Change in Control (as defined in the Plan) occurs prior to the last trading day of the applicable fiscal quarter, the vesting of the Optional RSU Grant will accelerate for the pro-rated portion of the Optional RSU Grant based on the number of days served in the quarter divided by the number of days in the quarter.

(iv) Changes in Cash Compensation Amount. In the event a Nonemployee Director were to become entitled to a greater annual cash compensation amount (either as a result of an increase in the cash compensation amounts approved by the Board or a new Committee membership or role) during a particular Retainer Quarter, such Nonemployee Director will be entitled to receive the difference paid in cash pursuant to the terms above. There would be no effect upon the Optional RSU Grant in the event a Nonemployee Director would have otherwise been entitled to a lesser amount of cash compensation than that which was used to calculate the Optional

RSU Grant as a result of a decrease in the cash compensation amounts approved by the Board or a decreased Committee membership or role.

5.
RSU Awards

(a) Initial Awards. Each Nonemployee Director elected to the Board after the Policy is adopted, other than at an annual meeting of stockholders (a “New Director”), will be eligible to receive an RSU award (an “Initial Award”) based on the dollar amounts set forth in the following table, multiplied by a fraction, the numerator of which is the number of days that will elapse between and including the date of his or her appointment and the first anniversary of the previous annual meeting of stockholders, and the denominator of which is 365:

Role		Dollar Value of Initial Award
Board	Chair	$150,000, subject to reduction as provided below
	Member (not Chair)	$125,000

If a New Director is appointed as the chairperson of the Board and the chairperson of any Committee(s) in connection with his or her initial election to the Board, the dollar value of his or her Initial Award in respect of being chairperson of the Board will be decreased by the cash retainer amount(s) applicable to the chairperson role(s) of such Committee(s) (e.g., if the chairperson of the Board is also the chairperson of the Compensation and Human Capital Committee, the dollar value of the Initial Award for the New Director associated with serving on as the chairperson of the Board will be reduced from $150,000 to $140,000). The date of grant of Initial Awards will be the effective date of such New Director’s appointment to the Board or, if such date is within a closed trading window under the Company’s Policy Regarding Stock Trading by Officers, Directors and Other Designated Employees, the next business day on which the trading window is open.

(b) Annual Awards. On the date of each annual meeting of stockholders, each Nonemployee Director in office immediately after such meeting will be eligible to receive an RSU award (an “Annual Award”) for service as a Nonemployee Director based on the dollar amounts set forth in the following table:

Role		Dollar Value of Annual Award
Board	Chair	$150,000, subject to reduction as provided below
	Member (not Chair)	$125,000

If, on the date of grant of an Annual Award, any Nonemployee Director is serving as the chairperson of the Board and also the chairperson of any Committee(s), the dollar value of his or her Annual Award in respect of being chairperson of the Board will be decreased by the cash retainer amount(s) applicable to the chairperson role(s) of such Committee(s) (e.g., if the chairperson of the Board is also the chairperson of the Compensation and Human Capital Committee, the dollar value of the Annual Award associated with serving on as the chairperson of the Board will be reduced from $150,000 to $140,000). The date of grant of Annual Awards will be the date of the applicable annual meeting of stockholders.

(c) Number of Shares Subject to RSU Awards. The number of shares subject to an Initial Award or Annual Award (either, an “RSU Award”) will be equal to (i) the applicable dollar amount determined pursuant to Section 5(a) or 5(b) above, divided by (ii) the average closing price of the Company’s common stock over the 30 calendar days ending on (and including) the trading day prior to the date of grant, rounded down to the nearest whole share; provided, however, that the number of shares subject to any RSU Award may be reduced to the extent necessary to ensure that the Company’s compensation of Nonemployee Directors does not exceed the limit set forth in Section 3(e) of the Plan.

(d) Other Terms of RSU Awards. Each RSU Award will be granted under the Plan and will be subject to the terms of the Plan, the applicable award agreement and the Policy. Each RSU Award will vest on the earlier of (i) the first anniversary of the date of grant and (ii) the date of the next annual meeting of stockholders. In addition, the vesting of all RSU Awards will accelerate in full upon a Change in Control (as defined in the Plan) or immediately prior to the effectiveness of a Nonemployee Director’s resignation or removal (and contingent upon the effectiveness of a Change in Control) in the event that the Nonemployee Director is required to resign his or her position as a Nonemployee Director as a condition of the Change in Control or the Nonemployee Director is removed from his or her position as a Nonemployee Director in connection with the Change in Control. Vesting will cease upon the termination of the Nonemployee Director’s service as a member of the Board and any RSUs subject to such RSU Award that are unvested on the date of such termination will be automatically forfeited by such Nonemployee Director on such date.

6.
Deferral of Director Compensation

Unless and until otherwise determined by the Board or the Compensation or Human Capital Committee, each Nonemployee Director may elect to defer cash compensation payable to such Nonemployee Director pursuant to the Policy or the delivery of shares in settlement of any RSU Award or Optional RSU Grant granted pursuant to the Policy (any such election, a “Deferral Election”). For a Deferral Election to be effective, it must be submitted to the Company’s Chief Financial Officer (or such other person as the Chief Financial Officer may designate). Each Deferral Election will apply to compensation subject to the Deferral Election earned in all calendar years subsequent to the year in which the Deferral Election is submitted to the Company; provided, however, that if a Deferral Election is submitted within 30 days of a director first becoming subject to the Policy, the Deferral Election will apply to all compensation subject to the Deferral Election earned after the Deferral Election is submitted to the Company, including in the calendar year in which it is submitted. Any Deferral Election will be irrevocable, and will be subject to such rules, conditions and procedures as shall be determined by the Board or the Compensation and Human Capital Committee, in its sole discretion, which rules, conditions and procedures shall at all times comply with the requirements of Section 409A of the Internal Revenue Code of 1986, unless otherwise specifically determined by the Board or the Compensation and Human Capital Committee. Deferral Elections shall be made pursuant to a form of deferral election approved by the Board or the Compensation and Human Capital Committee.

7.
Expenses

Each Nonemployee Director will be eligible for reimbursement from the Company for all reasonable out-of-pocket expenses incurred in connection with attending in-person meetings of the Board or any Committee. To the extent that any taxable reimbursements are provided to any Nonemployee Director, they will be provided in accordance with Section 409A of the Internal Revenue Code of 1986, including, but not limited to, the following provisions: (a) the amount of any such expenses eligible for reimbursement during such individual’s taxable year may not affect the expenses eligible for reimbursement in any other taxable year; (b) the reimbursement of an eligible expense must be made no later than the last day of such individual’s taxable year that immediately follows the taxable year in which the expense was incurred; and (c) the right to any reimbursement may not be subject to liquidation or exchange for another benefit.

SoundThinking, Inc.

Non-Employee Director Compensation Policy – Deferral Election

This Deferral Election form is being provided to you pursuant to Section 6 of the SoundThinking, Inc. Amended and Restated Non-Employee Director Compensation Policy, which was adopted by the Compensation and Human Capital Committee of the Board of Directors of SoundThinking, Inc. (the “Company”) on June 27, 2024 and as may be amended from time to time (the “Policy”). As provided in the Policy, you are able to elect to defer (a) cash compensation and (b) the settlement of shares upon RSU Awards or Optional RSU Grants until a Change in Control or you cease to be in Continuous Service to the Company. Capitalized terms not defined in this Deferral Election form are defined in the Policy.

If you wish to defer any future cash compensation or share settlement, please complete and return this Deferral Election to Alan Stewart at astewart@soundthinking.com and equity@soundthinking.com as soon as possible.

A. DEFERRAL ELECTION

I elect to defer, in accordance with the Policy (check one or both boxes):

☐ 100% of my cash compensation to be earned under the Policy after the effectiveness of this Deferral Election, to the extent set forth in the Policy (“Deferred Cash Compensation”); and

☐ 100% of the share settlements pursuant to RSU Awards and Optional RSU Grants after the effectiveness of this Deferral Election, to the extent set forth in the Policy (“Deferred Share Settlements”),

and elect to have my Deferred Cash Compensation paid, and Deferred Share Settlements occur, upon the earlier to occur of:

1. immediately prior to a Change in Control (as defined in the Company’s 2017 Equity Incentive Plan), provided that, for the avoidance of doubt, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Section 409A of the Internal Revenue Code of 1986 (“Section 409A”); and

2. 60 days following the date of my retirement or other separation from service with the Company and all of its Affiliates (as determined in accordance with Section 409A and Treasury regulation section 1.409A-1(h)) (my “Separation Date”).

Provided, however, that if a distribution hereunder is triggered because of my Separation Date and I am a “specified employee” within the meaning of Section 409A at the time of my Separation Date, then the distribution that I would otherwise be entitled to receive upon the Separation Date will not be settled until the date that is six months and one day following the Separation Date, unless I die following my Separation Date, in which case, my distribution will commence as soon as practicable following my death.

B. PARTICIPANT ACKNOWLEDGEMENTS

1. I understand this Deferral Election is irrevocable and may not be changed in the future, except in accordance with the requirements of Section 409A and any procedures specified by the Board or the Compensation and Human Capital Committee. Notwithstanding the foregoing, I understand the Board or the Compensation and Human Capital Committee may amend or terminate my Deferral Election at any time and for any reason, with or without notice, provided that such termination or amendment is performed in compliance with Section 409A (as determined by Company legal counsel in its sole and absolute discretion).

2. I understand that the obligation of the Company to pay any Deferred Cash Compensation or effect any Deferred Share Settlements (together “Deferred Compensation”) is unfunded and that no assets of any kind have been segregated in a trust or otherwise set aside to satisfy any obligation under this Deferral Election. I also understand that I am only a general, unsecured creditor of the Company.

3. I understand that Deferred Compensation will be taxable as ordinary income in the year paid or settled. I agree and understand that the Company does not guarantee in any way whatsoever the tax treatment of any deferrals or payments made under the Policy or this Deferral Election. I understand that I will be responsible for all taxes and any other costs owed with respect to any compensation pursuant to the Policy.

4. I understand that the Company will be under no obligation to pay or settle any Deferred Compensation until any applicable tax withholding obligations are satisfied.

5. I understand that I may owe taxes to the state where I resided at the time of vesting of RSU Awards or Optional RSU Awards, which taxes may be payable at the time of vesting notwithstanding this Deferral Election.

6. I understand, acknowledge and agree that the Board and the Compensation and Human Capital Committee each have the discretion to make all determinations and decisions regarding any elections set forth on this Deferral Election.

7. I understand that this Deferral Election is intended to comply with the requirements of Section 409A so that none of the Deferred Compensation will be subject to the tax acceleration and additional penalty taxes imposed under Section 409A, and any ambiguities herein will be interpreted to so comply. If applicable, I understand that I am solely responsible for any accelerated income taxes and additional taxes and tax penalties imposed by Section 409A.

C. PARTICIPANT NAME AND SIGNATURE

Participant Name (full legal name):

Participant Signature:

Date: